Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Arthur Hodges		Sandra Curlander
	720-888-6184		720-888-2501

Level 3 Announces Agreements To Raise

$880 Million In New Capital

Southeastern Asset Management, Six Other Institutional Investors

Agree To Buy 10% Convertible Senior Notes

BROOMFIELD, Colo., February 22, 2005 — Level 3 Communications, Inc. (NASDAQ:LVLT) announced today that it has reached agreements to sell $880 million aggregate principal amount of 10% convertible senior notes due 2011.

The following institutional investors have agreed to buy notes, either on behalf of their advisory clients, for the account of their affiliates or for their own account: Southeastern Asset Management; Davis Selected Advisers, L.P.; Fairfax Financial Holdings; Legg Mason Opportunity Trust; Markel Corporation; MSD Capital, L.P.; and The Torray Companies. The principal amount of debt each institution has agreed to purchase, subject to customary closing conditions, is set forth in the following table.

Institutional investor	Proposed purchase amount
Southeastern Asset Management	$400 million
Davis Selected Advisers	$100 million
Fairfax Financial Holdings	$100 million
Legg Mason Opportunity Trust	$100 million
Markel Corporation	$30 million
MSD Capital, L.P.	$100 million
The Torray Companies	$50 million

Legg Mason Opportunity Trust has the right to terminate its commitment if, after good faith inquiry, it is determined that the provisions of Section 17 of the Investment Company Act of 1940 prevent its participation. If this investor exercises its termination right, the aggregate principal amount of the notes sold would be $780 million. The company expects the Legg Mason Opportunity Trust’s determination will be made within approximately one week.

Level 3 intends to use the net proceeds from the offering for general corporate purposes, including possible acquisitions, working capital, capital expenditures, debt refinancings and debt repurchases. The company expects offering expenses of approximately $2 million.

“Telecommunications is going through a period of unprecedented consolidation, one that we expect will generate real opportunities for Level 3,” said James Q. Crowe, Level 3’s chief executive officer. “In such an environment, strong financial support and access to capital are of critical importance. We’re pleased to have signed these agreements, as we believe they reflect a fundamental level of confidence in the company, our business plan and our competitive position within the industry.”

The notes would mature in 2011 and pay 10 percent annual cash interest. After January 1, 2007, the notes would be convertible, at the option of the holders, into common stock at a conversion price of $3.60. The convertible notes would rank pari passu with all of the company’s senior unsecured indebtedness. Upon completion of the offering, and assuming that all investors participate, the company would have a pro forma cash and marketable securities balance of approximately $1.66 billion at December 31, 2004.

“The institutions participating in this offering represent some of the nation’s most successful investors,” said Level 3 Chairman Walter Scott Jr. “We believe this proposed offering is in the best interests of all stockholders, and we look forward to a successful completion of the transaction.”

O. Mason Hawkins, chairman and chief executive of Southeastern Asset Management, said: “Over the past two years, despite challenging industry dynamics, Level 3 has established itself as a key provider of communications services to companies all over the world. The company has also succeeded as an industry consolidator through its acquisition of Genuity and other telecom assets. We believe the company is well positioned to capitalize on additional opportunities as they arise. We are pleased to participate with Davis Selected Advisers, Fairfax Financial Holdings, Legg Mason Opportunity Trust, Markel Corporation, MSD Capital, and The Torray Companies in making this investment.”

Completion of the transaction may require the approval of Level 3 stockholders under the rules of the Nasdaq National Market. A final determination as to whether such approval is required will be made after further consultation with Nasdaq. If stockholder approval is required, and the company’s stockholders fail to approve the transaction, the investors will receive their pro rata share of a termination fee payable by the company totaling 3 percent of the total amount of the offering.

If Level 3 is required to hold a special meeting of stockholders to consider the proposed transaction, it is anticipated that the meeting will take place as soon as reasonably practicable. If a special meeting of stockholders is not required, the company anticipates closing the transaction by the end of the first quarter 2005.

A shelf registration statement relating to the notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the notes were made by the related prospectus and prospectus supplement.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.